EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release May 7, 2012

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $528,000 or $0.07 diluted earnings per share for the three months ended March 31, 2012, compared to net earnings of $444,000 or $0.06 diluted earnings per share for the three months ended March 31, 2011, an increase of $84,000 or 18.9%. Net earnings were $1.3 million or $0.18 diluted earnings per share for the nine months ended March 31, 2012, compared to net earnings of $1.2 million or $0.16 diluted earnings per share for the prior year period, an increase of $136,000 or 11.3%.

The increase in net earnings for the quarter ended March 31, 2012 was primarily attributable to a decrease of $601,000 in provision for loan loss, a decrease in tax benefit of $635,000, and an increase in net interest income of $140,000. There was no provision for loan losses in the recently-ended quarter compared to a $601,000 provision for the prior year quarterly period. “We have seen loan quality continue to improve over the year,” according to Tony D. Whitaker, Chairman of the Board and Chief Executive Officer. The Company recognized a $403,000 tax refund pursuant to a court decision in the quarter ended March 31, 2011. The refund along with an increase in income before income taxes, quarter to quarter, was responsible for the difference in income tax expense (benefit) between the comparable periods. Net interest income before provision for loan loss increased $140,000 or 7.3% to $2.1 million for the quarterly period just ended, primarily because interest expense decreased at a faster pace than interest income decreased. Noninterest expense increased only $19,000 or 1.5% to remain at $1.3 million for both the current and prior year quarterly periods, despite expenses incurred in association with the Company’s announcement of its plans to merge with CKF Bancorp, Inc.

The increase in net earnings for the nine month period ended March 31, 2012, was largely due to the same factors identified in the three month period comparisons. Provision for loan losses was $82,000 for the recently ended nine-month period compared to a $669,000 provision recognized for the nine month period ended March 31, 2011. The tax refund in the prior year prompted an increase in income tax, which changed from a $6,000 tax benefit in the prior year nine-month period to tax expense of $656,000 for the recently ended period. Net interest income before provision increased $482,000 or 8.7% to $6.0 million for the nine month period ended March 31, 2012, primarily because interest expense decreased at a faster pace than interest income decreased.

At March 31, 2012 assets had decreased $4.4 million or 1.9% to $221.8 million compared to $226.1 million at June 30, 2011. This decrease was attributed primarily to a decrease in real estate acquired through foreclosure, which decreased $1.7 million or 38.9% to $2.6 million at March 31, 2012. Total liabilities decreased $4.9 million or 2.9% to $162.5 million at March 31, 2012, primarily as a result of a decrease in deposits, which decreased $4.5 million or 3.2% to $135.4 million. Deferred revenue, which totaled $650,000 at March 31, 2012, represents revenue on the sale of real estate acquired through foreclosure, which is expected to be recognized in the future.

At March 31, 2012, the Company reported its book value per share as $7.66.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2012, the Company had approximately 7,735,700 shares outstanding of which approximately 61.1% was held by First Federal MHC.

DRAFT-FOR DISCUSSION PURPOSES ONLY

SUMMARY OF FINANCIAL

HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2012	2011
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$4,406	$5,149
Investment Securities	5,399	7,013
Loans, net	182,495	182,796
Other Assets	29,478	31,177
Total Assets	$221,778	$226,135
Liabilities
Deposits	$135,434	$139,940
FHLB Advances	24,662	25,261
Deferred revenue	650	--
Other Liabilities	1,757	2,237
Total Liabilities	162,503	167,438
Shareholders' Equity	59,275	58,697
Total Liabilities and Equity	$221,778	$226,135
Book Value Per Share	$7.66	$7.58

Condensed Consolidated Statements of Income
(In thousands, except share data)
	Nine months ended March 31,		Three months ended March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest Income	$7,746	$8,107	$2,558	$2,635
Interest Expense	1,706	2,549	508	725
Net Interest Income	6,040	5,558	2,050	1,910
Provision for Losses on Loans	82	669	--	601
Non-interest Income	119	219	62	65
Non-interest Expense	4,084	3,913	1,324	1,305
Income Before Income Taxes	1,993	1,195	788	69
Income Taxes (Benefit)	656	(6)	260	(375)
Net Income	$1,337	$1,201	$528	$444
Earnings per share:
Basic	$0.18	$0.16	$0.07	$0.06
Diluted	$0.18	$0.16	$0.07	$0.06
Weighted average outstanding shares:
Basic	7,545,639	7,502,604	7,548,077	7,513,815
Diluted	7,545,639	7,4502,604	7,548,077	7,513,815